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                                                                    EXHIBIT 99.2


[INTERMEDIA COMMUNICATIONS LOGO]                                  [NEWS RELEASE]


                         INTERMEDIA TO PROVIDE NATIONAL
                     DATA NETWORKING SERVICES FOR AMERITECH

TAMPA, FL (May 19, 1998) - Intermedia Communications, Inc. (Nasdaq:ICIX) today announced a two-part agreement with Ameritech for the mutual provisioning of national data services. First, Intermedia and Ameritech have established a teaming agreement which will enable them to offer jointly provided services to customers on a nationwide basis. Second, Intermedia will be Ameritech's vendor of choice for certain out-of-region interLATA frame relay and ATM services.

"Businesses require the national data networking capabilities that Intermedia provides," said David C. Ruborg, Intermedia's president, chairman, and chief executive officer. "We have designed and built the country's largest open network to enable Ameritech to seamlessly extend its data services outside its operating region."

Both Ameritech's and Intermedia's networks are based on the Ascend data switch platform. This is a critical element of Ameritech's end-to-end service offering. "This teaming agreement builds upon our joint support to meet our customers' needs," added James F. Geiger, Intermedia's senior vice president of Sales and Marketing. "Over the past few years, we established multiple network interconnection points with Ameritech in order to serve national customers. With Intermedia acting as the provider of its interLATA frame relay and ATM services, Ameritech will be able to offer a single point of contact for customer service and a single monthly bill. While Ameritech and their customers benefit from this new simplicity, we gain the revenues that accompany increased traffic on our industry-leading network."

Through this teaming agreement, Intermedia will benefit from significant sales opportunities in Ameritech's five-state region, which includes Illinois, Michigan, Wisconsin, Ohio, and Indiana. The agreement will also increase terminating traffic on Intermedia's network and increase Ameritech's ability to support its customers' needs nationally.


In addition, Ameritech will be licensed to use ViewSPANsm, Intermedia's advanced network monitoring and service platform, in their network operations centers. ViewSPANsm provides Intermedia and its partners with end-to-end network performance monitoring in real time.

About Intermedia Communications

Intermedia Communications is one of the nation's fastest growing telecommunications companies, providing integrated telecommunications solutions to business and government customers. These solutions include voice and data, local and long distance, and advanced network access services in major U.S. markets. Intermedia Communications' enhanced data portfolio, including frame relay networking, ATM, and a full range of business Internet connectivity and web hosting services, offers seamless end-to-end service virtually anywhere in the world. Intermedia Communications is headquartered in Tampa, Florida, with sales offices in 81 cities. Intermedia Communications is on the World Wide Web at http://www.intermedia.com.


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